Exhibit T3B-55

Bylaws

of

Tahoe Capital Company

A Nevada Corporation

Article One

Office

The Corporation's principal office in the State of Nevada will be located in the Carson City, Nevada. The Registered Office of the Corporation required by the Chapter 78 of the Nevada Revised Statutes of Nevada to be maintained in the State of Nevada may be, but need not be, identical with the principal office in the State of Nevada. The Board of Directors may change the address of either office from time to time.

Article Two

Shareholders

Section 2.01       Annual Meeting

The annual meeting of the Corporation' s Shareholders will be held on the twentieth day of April, beginning in 20\8, if not a legal holiday; if a legal holiday, then beginning the next day that is not a legal holiday, or as otherwise designated by the Board of Directors. The purpose of the annual meeting is to elect Directors to succeed those whose terms expire as of the date of the annual meeting, and to transact any other corporate business arising before the meeting. Any Shareholder may apply to a court of competent jurisdiction to order an annual meeting if one is not held within 15 months after the last annual meeting.

Section 2.02       Special Meetings

Special meetings of the Shareholders may be called at any time for any purpose by the President, or by a majority of the Board of Directors. The special meeting will be called by the President, the Secretary, or any Director of the Corporation upon the written request of the holders of 75% of all the shares outstanding and entitled to vote on the business to be transacted at the meeting. The written request must state the meeting's purpose. The Shareholders must restrict the business transacted at all special meetings of Shareholders to the purpose stated in the notice of the meeting.

Section 2.03       Meeting Location

The Shareholders will hold all meetings at the Corporation's principal office or elsewhere in the United States as designated by the Board of Directors and specified in the notice of the meeting.

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Unless otherwise provided in the Articles of Incorporation, the Board of Directors may adopt procedures authorizing any annual or special meeting of Shareholders to be held solely by means of remote communication rather than in person at a physical location. Subject to any procedures the Board of Directors may adopt, Shareholders and any proxy holders not physically present at a meeting of Shareholders may participate in and vote at the meeting by conference telephone or other similar electronic communications equipment, and will be deemed present in person at the meeting for all purposes of these Bylaws, whether the meeting is held at a designated place or solely by means of remote communication. Any procedures promulgated by the Board of Directors must require that all of the Shareholders and any proxyholders participating in the meeting can hear and speak to each other at the same time. If any Shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, the Corporation must maintain a record of the vote or other action taken.

Section 2.04       Meeting Notice

The Secretary will mail written notice of each Shareholder meeting, postage prepaid, to each Shareholder of record entitled to vote at the Shareholder's address as it appears on the books of the Corporation. The Secretary will mail the notice at least 30 days but no more than 10 days before the meeting. The notice must state the place, day, and hour at which the meeting will be held and, in the case of any special meeting, must state briefly the meeting's purpose. If any Shareholder meeting is adjourned to a different date, time, or place, the Secretary need not give notice of the new date, time, or place if this information is announced at the meeting before adjourning. But if a new record date for the adjourned meeting is fixed, the Secretary must give notice of the adjourned meeting to Shareholders as of the new record date.

Section 2.05       Shareholder Meetings

If all of the Shareholders entitled to vote meet at any place, within or outside the State of Nevada, and consent to the holding of a meeting, the meeting will be valid without call or notice, and the Shareholders may take any action at the meeting.

Section 2.06       Action without Meeting by Written Consent

Any action required or permitted to be taken at a Shareholder meeting may be taken without a meeting when all of the Shareholders entitled to vote on the subject matter sign a written consent to the action. These signed consents will have the same force and effect as the unanimous vote of all the Shareholders at a meeting duly held. The Secretary must file these consents with the minutes of the Shareholder meetings.

Section 2.07       Quorum

The presence in person or by proxy of the holders of record of 75% of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote will constitute a quorum at all meetings of the Shareholders, except as otherwise specifically provided by law, by the Articles of Incorporation, or by these Bylaws, or a resolution of the Board of Directors requiring satisfaction of a greater or lesser quorum requirement. If less than a quorum attends a meeting, the meeting may be adjourned from time to time until a quorum is present. A majority vote of the Shareholders present or represented may adjourn the meeting without any notice other than by announcement at the meeting. At any adjourned meeting at which a quorum is later present, any business may be transacted that might have been transacted if the meeting had been held as originally called.

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Section 2.08       Conduct of Meetings

The President of the Corporation will preside over Shareholder meetings or, if she or he is not present, by a chairperson elected at the meeting. The Secretary of the Corporation will act as secretary of the meeting. In the absence of the Secretary, the presiding officer may appoint a person to act as secretary of the meeting.

Section 2.09       Voting

At all Shareholder meetings, every Shareholder entitled to vote will have one vote for each share of stock standing in his or her name on the books of the Corporation on the date the Shareholders entitled to vote at the meeting are determined. The vote may be made either in person or by proxy. The proxy must be appointed by a written instrument signed by the Shareholder or the Shareholder's duly authorized attorney in fact, bearing a date not more than three months before the meeting, unless the instrument provides for a longer period, but in no event more than 11 months before the meeting. The proxy must be dated, but need not be sealed, witnessed, or acknowledged. All elections must be had and all questions must be decided by a majority of the votes cast at a duly organized meeting, except as otherwise provided by law, by the Articles of Incorporation, or by these Bylaws.

Other than an election of Directors, favorable action on a matter by a quorum is taken if it is approved by a majority of the shares outstanding and entitled to vote on the matter. In the case of any matter that has been approved by vote of the Board of Directors taken at a meeting held before a Shareholder meeting, only a simple majority vote of the shares voted is necessary to approve the action, unless the Board of Directors requires a greater number of affirmative votes.

Directors may be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. No ballot is required for this election unless requested by a Shareholder or proxyholder entitled to vote in the election.

Section 2.10       Cumulative Voting

In all elections for Directors, every Shareholder entitled to vote will have the right:

to vote in person or by proxy the number of shares owned by her or him for as many persons as there are Directors to be elected;

to cumulate his or her shares, and give one candidate as many votes as the number of Directors multiplied by the number of his or her shares equal; or

to distribute the votes on the same principle among as many candidates as the Shareholder sees fit.

Section 2.11       Voting Lists

At least 10 days before each Shareholder meeting, the Secretary will make a complete and alphabetized list of the Shareholders entitled to vote at the meeting, with the address and the number of shares held by each. The Secretary will keep the list on file at the Registered Office of the Corporation for 10 days before the meeting. The list will be subject to inspection by any Shareholder at any time during usual business hours. The list will also be produced and kept open at the time and place of the meeting and will be subject to the inspection of any Shareholder during the meeting. The original or a duplicate share ledger or transfer book will be prima facie evidence as to the Shareholders entitled to examine the list or to vote at any Shareholder meeting.

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Section 2.12       Voting of Shares by Certain Holders

Shares standing in the name of another domestic or foreign corporation may be voted by the officer, agent, or proxy as those corporate bylaws provide, or, if the corporate bylaws make no provision, as that corporation' s board of directors may determine.

Shares standing in the name of a deceased person may be voted by his or her administrator or executor, either in person or by proxy. Shares standing in the name of a guardian, curator, or trustee may be voted by the fiduciary, either in person or by proxy. But no guardian, curator, or trustee may vote shares held by him or her as a fiduciary without a transfer of the shares into his or her name.

Shares standing in the name of a receiver may be voted by the receiver, and shares held by or under the control of a receiver may be voted by the receiver without the transfer of the shares into his or her name if authority to do so is contained in an appropriate order of the court that appointed the receiver.

A Shareholder whose shares are pledged will be entitled to vote the shares until the shares have been transferred into the name of the pledgee. After the transfer, the pledgee will be entitled to vote the transferred shares.

Section 2.13       Records Inspection

A Shareholder entitled to inspect the records of the Corporation under any statutory or other legal right will have access to the records on demand only during the usual and customary hours of business and in a manner that will not unduly interfere with the Corporation's regular conduct of the business. A Shareholder may delegate this inspection right to a certified or public accountant or a licensed attorney at law on the condition that, at the Corporation's request, an accurate copy of every report made by the accountant or attorney based on the inspection be provided to the Corporation when the report is completed. No Shareholder may use, permit to be used, or acquiesce to others' use of any information the Shareholder, accountant, or attorney obtains to the competitive detriment of the Corporation.

Section 2.14       Drag-Along Shareholder Required to Participate

If one or more Shareholders holding no less than a majority of all the Common Shareholder Interests ( each a Dragging Shareholder), proposes to consummate, in one transaction or a series of related transactions, a Control Change (Drag-Along Sale), the Dragging Shareholder may require each other Shareholder ( each a Drag-A long Shareholder) to participate in the sale. The Dragging Shareholders must first deliver the Drag-Along Notice in accordance with Section 2.16 and meet the requirements in Section 2.17.

Section 2.15        Drag-Along Shareholders' Obligations

A Drag-Along Shareholder's obligations in connection with a Drag-Along Sale are subject to compliance with Section 2.17 and depend on the type of Control Change that triggers the Drag-Along Sale.

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(a)        Drag-Along Sale Resulting from Sale of Shareholder Interests

If the Control Change that triggers the Drag-Along Sale results from a Third Party acquiring no less than a majority of the Common Shareholder Interests of the Company, the amount of Shareholder Interest of the class or series that each Drag-Along Shareholder must sell equals the amount of Shareholder Interest held by the Drag-Along Shareholder multiplied by a fraction, the numerator of which is the amount of Shareholder Interest that the Dragging Shareholder proposes to sell in the Drag-Along Sale and the denominator of which is the amount of Shareholder Interest held by the Dragging Shareholder at the time. This formula applies to each class or series of Shareholder Interest proposed by the Dragging Shareholder to be included in the Drag-Along Sale.

  (b)        Drag-Along Sale Resulting from Sale of Assets or Change in Organizational Structure

If the Control Change that triggers the Drag-Along Sale results from a Third Party acquiring substantially all of the consolidated assets of the Company or from the Company's merger, consolidation, recapitalization, or reorganization that negates the Shareholders' ability to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company, then despite anything to the contrary in this Agreement, each Drag-Along Shareholder shall:

vote in favor of the transaction;

consent to and raise no objection to the transaction; and

take all actions to waive any dissenters' rights, appraisal rights, or other similar rights that it may have in connection with the transaction.

Section 2.16       Drag-Along Notice

To exercise its rights under this Section, the Dragging Shareholder must deliver a written notice (Drag-Along Notice) to the Company and each Drag-Along Shareholder no more than 10 business days after all parties sign and deliver the definitive agreement regarding the Drag-Along Sale and no later than 20 business days before the closing date of the Drag-Along Sale. The Drag-Along Notice must refer to the Dragging Shareholders' rights and obligations under this Agreement and must describe in reasonable detail:

the name of the proposed buyer of the Shareholder Interests;

the proposed date, time, and location of the sale closing;

the material terms of the Drag-Along Sale, including the amount of each class or series of Shareholder Interest to be sold by the Dragging Shareholder, the proposed amount of consideration for the Drag-Along Sale, a description of any noncash consideration in sufficient detail to determine its valuation, and, if available, the purchase price of each applicable class or series; and

a copy of any form of agreement proposed to be executed in connection with the sale.

Section 2.17       Conditions of Sale

The Drag-Along Shareholder's obligations in respect of a Drag-Along Sale under Section 2.14 are subject to the satisfaction of the following conditions.

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(a)       Same Consideration and Terms

The Drag-Along Shareholder shall receive the same form and amount of consideration as the Dragging Shareholder for each Shareholder Interest of each applicable class or series. If the Dragging Shareholder or any Drag-Along Shareholder is given an option as to the form and amount of consideration to be received, the same option must be given to all Drag-Along Shareholders. The terms of the sale shall be the same for the Dragging Shareholder and the Drag-Along Shareholder.

(b)       Representations, Warranties, Covenants, Indemnities, and Agreements

Each Drag-Along Shareholder must make or provide the same representations, warranties, covenants, indemnities, and agreements as the Dragging Shareholder makes or provides in connection with the Drag-Along Sale subject to the following:

(1)          Limited Obligations

Each Drag-Along Shareholder is only obligated to make individual representations and warranties with respect to its own title to and ownership of the applicable Shareholder Interests, authorization, signing, and delivery of relevant documents, enforceability of the documents against the Drag-Along Shareholder, and other matters relating to the Drag-Along Shareholder, and not with respect to any other Shareholders or their Shareholder Interest.

(2)       Several Not Joint

The Dragging Shareholder and each Drag-Along Shareholder shall make all representations, warranties, covenants, and indemnities severally and not jointly.

(3)       Pro Rata Basis

Any indemnification obligation will be allocated among the Shareholders that caused the indemnification obligation on a pro rata basis based on the consideration received by the Dragging Shareholder and each Drag-Along Shareholder. In each case, the amount must not exceed the aggregate proceeds received by the Dragging Shareholder and each Drag-Along Shareholder in connection with the Drag-Along Sale.

Section 2.18       Cooperation

Each Drag-Along Shareholder shall take all reasonable actions necessary to consummate the Drag-Along Sale, including entering into agreements and delivering certificates and instruments. In each case, these agreements, certificates, and instruments must be consistent with those being entered into or delivered by the Dragging Shareholder, but subject to Section 2.17. If a Drag-Along Shareholder fails to fulfill its obligations under this Article, the agent appointed under Section 2.21 may sign and deliver any agreements, certificates, and instruments necessary to consummate the Drag-Along Sale on behalf of the defaulting Drag-Along Shareholder. The Board of Directors may hold the proceeds of Drag-Along Sale due to the defaulting Drag-Along Shareholder in trust until the defaulting Drag-Along Shareholder surrenders any original certificates or other instruments required by the Board of Directors.

Section 2.19        Expenses

No Drag-Along Shareholder is obligated to make any out-of-pocket expenditure before the consummation of the Drag-Along Sale. The fees and expenses incurred by the Dragging Shareholder in connection with a Drag-Along Sale and for the benefit of all Drag-Along Shareholders, to the extent not reimbursed by the Company or the Third Party, will be shared by the Dragging Shareholder and all the Drag-Along Shareholders on a pro rata basis, based on the consideration received by each Shareholder. Costs incurred by or on behalf of a Dragging Shareholder for its sole benefit will not be considered to be for the benefit of all Drag-Along Shareholders.

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Section 2.20      Sale Consummation

The Dragging Shareholder has 90 days after the date of the Drag-Along Notice to consummate the Drag-Along Sale on the terms set forth in the Drag-Along Notice. The 90-day period may be extended for a reasonable time not to exceed 5 days to obtain required approvals or consents from any Governmental Authority. If the Dragging Shareholder has not completed the Drag-Along Sale by the end of this period or extended period, the Dragging Shareholder may not exercise its rights under Article Seventeen without again fully complying with the provisions of Article Seventeen.

Section 2.21      Power of Attorney; Proxy Appointment

Each Shareholder appoints the Company President as its true and lawful attorney in fact for purposes of taking any action required to give effect to this Article. This appointment includes full power of substitution and resubstitution. Each Shareholder releases the Company President from any claims, causes of action, and demands at any time arising out of or with respect to any actions taken by the Company President under this Section, except to the extent caused by each Manager's gross negligence or willful misconduct. The Company President will represent each Shareholder and will act as each Shareholder's proxy in respect of any vote or approval of Shareholders and any transfer of Shareholder Interest required to give effect to this Article, including any vote, approval, or transfer required under the Act. The proxy granted under this Section is a special proxy coupled with an interest and is irrevocable.

Section 2.22       Tag-Along Shareholders Permitted to Participate

If any Shareholder (Selling Shareholder) proposes to transfer any of its Preferred or Common Shareholder Interests to any person (Proposed Transferee) subject to the terms specified herein, each other Shareholder (each a Tag-Along Shareholder) may participate in the sale (Tag-Along Sale) on the terms set forth in this Article.

This Article only applies to transfers with respect to which the Shareholders have not fully exercised their rights under Article Sixteen to purchase all of the Shareholder Interests and the Dragging Shareholder has not exercised its rights under Article Seventeen.

Section 2.23       Sale Notice

Before consummating any transfer of Shareholder Interests qualifying under Section 2.22 and after satisfying its obligations under Article Sixteen, the Selling Shareholder shall deliver a written notice (Sale Notice) of the proposed Tag-Along Sale to the Company and to each other Shareholder holding Shareholder Interests of the class or series proposed to be transferred. The Sale Notice must be delivered no later than 5 business days after the Shareholder's option period under Article Sixteen expires. The Sale Notice must refer to the Tag-Along Shareholders' rights under this Article and must describe in reasonable detail, to the extent not already set forth in the Drag-Along Notice:

the aggregate amount of Common Shareholder Interests or Preferred amount of Shareholder Interests the Proposed Transferee has offered to purchase;

the Proposed Transferee's identity;

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the proposed date, time, and location of the Tag-Along Sale closing;

the purchase price (which must be payable solely in cash) and the other material terms of the transfer;

a good faith estimate of expenses to be charged to the Tag-Along Shareholder pursuant to Section 2.30; and

a copy of any form of agreement proposed to be executed in connection with the sale.

Section 2.24       Right to Transfer Shareholder Interests

In the Tag-Along Sale, the Selling Shareholder and each Tag-Along Shareholder making a timely election to participate in the Tag-Along Sale under Section 2.25 have the right to transfer the amount of Common Shareholder Interests or Preferred Shareholder Interests, as the case may be, equal to the aggregate amount of Common Shareholder Interests and Preferred Shareholder Interests that the Proposed Transferee proposes to buy as stated in the Sale Notice (reduced by the amount of Common Shareholder Interests or Preferred Shareholder Interests, as the case may be, held by all of the Tag-Along Shareholders that elect not to participate in the Tag-Along Sale or do not timely elect to participate in the Tag-Along Sale under Section 2.25) multiplied by a fraction, the numerator of which is the amount of Common Shareholder Interest or Preferred Shareholder Interest, as the case may be, then held by the applicable Shareholder and the denominator of which is the amount of Common Shareholder Interest or Preferred Shareholder Interest, as the case may be, then held by the Selling Shareholder and all of the Tag-Along Shareholders timely electing to participate in the Tag-Along Sale under Section 2.25 . The Common Shareholder Interests and Preferred Shareholder Interests are treated as separate classes for purposes of this calculation. The amount of Common Shareholder Interests is the Common Tag-Along Portion. The amount of Preferred Shareholder Interests is the Preferred Tag-Along Portion.

Section 2.25       Exercising the Tag-Along Right

Each Tag-Along Shareholder shall exercise its right to part1c1pate in a Tag-Along Sale by delivering a written notice (Tag-Along Notice) to the Selling Shareholder. The Tag-Along Notice must state the Tag-Along Shareholder's election to participate and specify the amount of Common Shareholder Interests (up to its Common Tag-Along Portion) and Preferred Shareholder Interests (up to its Preferred Tag-Along Portion), as the case may be, to be Transferred no later than 10 business days after receipt of the Sale Notice (Tag-Along Period).

Each Tag-Along Shareholder' s offer set forth in a Tag-Along Notice is irrevocable. To the extent an offer is accepted, the Tag-Along Shareholder is obligated to consummate the transfer on the terms set forth in this Article Eighteen.

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Section 2.26        Remaining Portions

  (a)       Remaining Portions Formula

The aggregate amount of Common Shareholder Interests resulting from all unexercised Common Tag-Along Portions (Remaining Common Portion) and the aggregate amount of Preferred Shareholder Interests resulting from all unexercised Preferred Tag-Along Portions (Remaining Preferred Portion) comprise the remaining portions. If any Tag-Along Shareholder declines to exercise its right under Section 18.03 or elects to exercise it with respect to less than its full Common Tag-Along Portion or full Preferred Tag-Along Portion, the Selling Shareholder shall promptly deliver a written notice (Remaining Portion Notice) to those Tag-Along Shareholders who have elected to transfer their Common Tag-Along Portion in full ( each a Fully Participating Common Tag-Along Shareholder) and to those Tag-Along Shareholders who have elected to transfer their Preferred Tag-Along Portion in full ( each a Fully Participating Preferred Tag-Along Shareholder). The Selling Shareholder, each Fully Participating Common Tag-Along Shareholder (with respect to any Remaining Common Portion), and each Fully Participating Preferred Tag-Along Shareholder (with respect to any Remaining Preferred Portion) may transfer-in addition to any applicable Shareholder Interests already being transferred-a number of Common Shareholder Interests or Preferred Shareholder Interests, as the case may be, held by it equal to any Remaining Common Portion and Remaining Preferred Portion, as the case may be, multiplied by a fraction, the numerator of which is the number of Common Shareholder Interests and Preferred Shareholder Interests then held by the applicable Shareholder and the denominator of which is the number of Common Shareholder Interests and Preferred Shareholder Interests then held by the Selling Shareholder and all Fully Participating Common Tag-Along Shareholders and Fully Participating Preferred Tag-Along Shareholders.

(b)        Election to Participate

Each Fully Participating Common Tag-Along Shareholder and Fully Participating Preferred Tag-Along Shareholder, as the case may be, shall exercise its right to participate in the transfer described in Subsection (a) by delivering a written notice (Remaining Tag-Along Notice) to the Selling Shareholder. The Remaining Tag-Along Notice must state the election to participate and specify the number of Common Shareholder Interests and Preferred Shareholder Interests to be transferred. The Fully Participating Tag-Along Shareholders must deliver the Remaining Tag-Along Notice no later than five business days after receipt of the Remaining Portion Notice.

(c)        Accepted Offer Is Irrevocable and Binding

The offer of each Fully Participating Common Tag-Along Shareholder and Fully Participating Preferred Tag-Along Shareholder, as the case may be, set forth in a Remaining Tag-Along Notice is irrevocable. If an offer is accepted, the Shareholder is obligated to consummate the transfer on the terms set forth herein.

Section 2.27         Waiver

Each Tag-Along Shareholder who does not deliver a Tag-Along Notice in compliance with Section 2.25 waives all rights to participate in the Tag-Along Sale with respect to the Tag-Along Shareholder' s Common Shareholder Interests and Preferred Shareholder Interests. Subject to the rights of any other participating Tag-Along Shareholder, the Selling Shareholder is then free to sell the Shareholder Interests identified in the Sale Notice to the Proposed Transferee. The price must be no greater than the applicable price set forth in the Sale Notice and the other terms must not, in the aggregate, be materially more favorable to the Selling Shareholder than those set forth in the Sale Notice. The Selling Shareholder will have no further obligation to the non-accepting Tag-Along Shareholders.

Section 2.28        Conditions of Sale

(a)        Same Consideration

Each Shareholder participating in the Tag-Along Sale will receive the same consideration for the Shareholder's proportionate share of the Common Shareholder Interests, Preferred Shareholder Interests, or both, as the case may be after the Shareholder's proportionate share of the related expenses is deducted in accordance with Section 2.30.

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(b)       Representations, Warranties, Covenants, Indemnities, and Agreements

Each Tag-Along Shareholder will make or provide the same representations, warranties, covenants, indemnities, and agreements as the Selling Shareholder makes or provides in connection with the Tag-Along Sale subject to the following.

(1)       Limited Obligations

Each Tag-Along Shareholder will only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Shareholder Interests; authorization, signing, and delivery of relevant documents; enforceability of those documents against the Tag-Along Shareholder; and other matters relating to the Tag-Along Shareholder.

(2)       Obligations to Tag-Along Shareholder Only

No Tag-Along Shareholder will be obligated to make individual representations and warranties with respect to any of the foregoing with respect to any other Shareholders or their Shareholder Interests.

(3)       Several Not Joint

All representations, warranties, covenants, and indemnities will be made by the Selling Shareholder and each Tag-Along Shareholder severally and not jointly.

(4)       Pro Rata Basis

Any indemnification obligation will be allocated among the Shareholders that caused the indemnification obligation on a pro rata basis based on the consideration received by the Selling Shareholder and each Tag-Along Shareholder. In each case, the amount must not exceed the aggregate proceeds received by the Selling Shareholder and each Tag-Along Shareholder in connection with the Tag-Along Sale.

Section 2.29      Cooperation

Each Tag-Along Shareholder shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale. These actions may include entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being made by and the certificates being delivered by the Selling Shareholder, but subject to Section 2.28.

Section 2.30       Expenses

To the extent that the Selling Shareholder's fees and expenses incurred in connection with a Tag-Along Sale benefit all Tag-Along Shareholders and are not paid or reimbursed by the Company or the Proposed Transferee, those fees and expenses will be shared by the Selling Shareholder and all the participating Tag-Along Shareholders on a pro rata basis. The pro rata amount will be based on the consideration received by each Shareholder. No Tag-Along Shareholder will be obligated to make any out-of-pocket expenditure before the consummation of the Tag-Along Sale. Costs incurred by or on behalf of a Selling Shareholder for its sole benefit are not considered to be for the benefit of all Tag-Along Shareholders.

Section 2.31        Sale Consummation

The Selling Shareholder will have 60 days after the Tag-Along Period expires to consummate the Tag-Along Sale, on terms not more favorable to the Selling Shareholder than those set forth in the Tag-Along Notice. The 60-day period may be extended for a reasonable time not to exceed 90 days to the extent necessary to obtain required approvals or consents from any Governmental Authority. If the Selling Shareholder has not completed the Tag-Along Sale by the end of the period, the Selling Shareholder must again fully comply with the provisions of Article Eighteen to give effect to a transfer that is subject to Article Eighteen.

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Section 2.32      Transfers in Violation of the Tag-Along Right

If the Selling Shareholder sells or otherwise transfers any of its Shareholder Interest to the Proposed Transferee in breach of Article Eighteen, each Tag-Along Shareholder may sell to the Selling Shareholder, and the Selling Shareholder must purchase from each Tag-Along Shareholder, the Shareholder Interests of each applicable class or series that the Tag-Along Shareholder would have had the right to sell to the Proposed Transferee under Article Eighteen. The purchase price, form of consideration, and the terms will be the same as between the Proposed Transferee and the Selling Shareholder, but the Tag-Along Shareholder need not grant indemnity to the Selling Shareholder. Nothing in this Section precludes any Shareholder from seeking alternative remedies against the Selling Shareholder as a result of its breach of Article Eighteen. The Selling Shareholder also shall reimburse each Tag-Along Shareholder for any reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred in exercising or attempting to exercise the Tag-Along Shareholder's rights under this Section.

Article Three

Board of Directors

Section 3.01       General Powers

The property and business of the Corporation will be managed under the direction of the Board of Directors of the Corporation.

Section 3.02       Number and Term of Office

The number of Directors to constitute the first Board of Directors of the Corporation will be as set forth in the Articles of Incorporation. Within 30 days of a designation of change in the number of Directors, the Secretary must file a certificate setting forth the new number of Directors with the Secretary of State of Nevada. Directors need not be Shareholders. The Shareholders must elect Directors each year at the annual meeting of Shareholders, and each Director will serve until his or her successor is elected and qualified.

Section 3.03       Filling Vacancies

If a vacancy in the Board of Directors arises for any reason, the remaining Directors, by majority vote, may elect a successor to hold office for the unexpired portion of the remaining term. The newly elected Director will hold office until the election of his or her successor, or until resigning or being removed before the end of the term by an affirmative vote of a majority of the Shareholders.

Similarly, if the number of Directors is increased as provided in these Bylaws, the additional Directors will be elected by the Board of Directors already in office, and will hold office until the next annual meeting of Shareholders and thereafter until his, her, or their successors are elected.

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Any Director may be removed from office with or without cause by the affirmative vote of the holders of the majority of the stock issued, outstanding, and entitled to vote at any special meeting of Shareholders regularly called for the purpose, but if less than the entire Board of Directors is to be removed, no single Director may be removed if the votes cast against her or his removal would be sufficient to elect her or him if then cumulatively voted at an election of the entire Board of Directors.

Section 3.04       Meeting Location

The Board of Directors may hold their meetings, have one or more offices, and keep the books of the Corporation within or outside the State of Nevada, at any place or places as they may from time to time determine by resolution or by written consent of all the Directors.

Section 3.05       Meeting Electronically

Shareholders of the Board of Directors may participate in a meeting by means of conference telephone or other similar electronic communications equipment if all of the persons participating in the meeting can hear and speak to each other at the same time. Participating in a meeting in this manner is the same as presence in person at a meeting for all purposes of these Bylaws.

Section 3.06       Regular Meetings

The Board of Directors may hold regular meetings without notice at those times and places as the Board determines by corporate resolution only if the Secretary has mailed notice of every Board resolution fixing or changing the time or place for holding the regular meetings to each Director at least three days before the first meeting held under the resolution. But the annual meeting of the Board of Directors must be held immediately after the annual Shareholder meeting at which a Board of Directors is elected. The Board may transact any business at a regular meeting.

Section 3.07       Special Meetings

Special meetings of the Board of Directors will be held whenever called by direction of the President. Special meetings must be called by the President or the Secretary upon written request of a majority of the Board of Directors. The Secretary must give notice of each special meeting of the Board of Directors by mailing the notice to each Director at least three days before the meeting. Any Director may waive receipt of notice. Unless otherwise indicated in the notice, the Board may transact any business at a special meeting.

Section 3.08       Quorum

A quorum for the transaction of business at all meetings of the Board of Directors comprises 75% of all the Directors. But if at any meeting less than a quorum is present, a majority of those present may adjourn the meeting from time to time, and the act of a majority of the Directors present at any meeting at which there is a quorum will be the act of the Board of Directors, except as may be otherwise specifically provided by law, by the Articles of Incorporation, or by these Bylaws.

Section 3.09        Meetings of Directors

If all of the Directors entitled to vote meet at any place, within or without the State, and consent to hold a meeting, that meeting will be valid without call or notice, and the Board may take any corporate action at the meeting.

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Section 3.10      Action without Meeting by Written Consents

Any action required or permitted to be taken at a meeting of the Directors may be taken without a meeting when written consents setting forth the action taken are signed by all of the Directors entitled to vote with respect to the subject matter. These consents will have the same force and effect as the unanimous vote of the Directors at a meeting duly held. The Secretary must file the consents with the minutes of the meetings of the Directors.

Section 3.11      Compensation of Directors

The Board of Directors will fix by resolution the compensation or salary paid for attendance at each regular or special meeting of the Board in which a Director actually participates and reimbursement of the expenses incurred in attending any regular or special meeting of the Board. The reimbursement and compensation will be payable whether or not a meeting is adjourned because of the absence of a quorum. No provision of these Bylaws precludes any Director from serving the Corporation in any other capacity and receiving compensation for that service.

Section 3.12      Committees

The Board of Directors may, by resolution passed by the Board, designate one or more committees that will have and may exercise the powers of the Board of Directors. Each committee must consist of two or more of the Directors of the Corporation. The Board of Directors must name these committees by resolution.

Section 3.13      Standard of Conduct

A Director shall discharge his or her duties as a Director, including his or her duties as a shareholder of a committee in good faith with the care that a person in a like position would reasonably believe appropriate under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation. In determining what the Director reasonably believes to be in the best interests of the Corporation, a Director may consider the interests of the Corporation' s employees, suppliers, creditors, and customers; the economy of the state, the region, and the nation; community and societal considerations; and the long-term and short-term interests of the Corporation and its Shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

In discharging his or her duties, a Director who does not have reliable firsthand knowledge is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

one or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent with respect to the information, opinions, reports, or statements presented;

legal counsel, public accountants, or other persons retained by the Corporation, as to matters involving skills or expertise the Director reasonably believes are matters within the particular person' s professional or expert competence or as to which the particular person merits confidence; or

a committee of the Board of Directors of which the Director is not a shareholder if the Director reasonably believes the committee merits confidence.

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A Director is not liable for any action taken as a Director, or any failure to take any action, if he or she performed the duties of his or her office in compliance with this Section.

Article Four

Officers

Section 4.01       Election, Tenure, and Compensation

The officers of the Corporation will be a President, a Secretary, and a Treasurer. The officers will be elected annually by the Board of Directors at its first meeting following the annual meeting of the Shareholders. Any two or more of the above offices, except that of President, may be held by the same person, but no officer may sign, acknowledge, or verify any instrument in more than one capacity if the law or these Bylaws require the instrument to be executed, acknowledged, or verified by two or more officers. The Board of Directors will fix the compensation or salary paid to all officers of the Corporation by resolution.

If any office other than an office required by law is not filled by the Board of Directors or later becomes vacant, the office and all references in these Bylaws are inoperative until the Board of Directors fills the office in accordance with these Bylaws.

Except where otherwise specifically provided in a contract duly authorized by the Board of Directors, all officers and agents of the Corporation are subject to removal at any time by the majority vote of the whole Board of Directors, and all officers, agents, and employees hold office at the discretion of the Board of Directors or of the officers appointing them.

Section 4.02      Powers and Duties of the President

The President is the chief executive officer of the Corporation and has general charge and control of all its business affairs and properties. He or she will preside at all Shareholder meetings.

The President may sign and execute all authorized bonds, contracts, or other obligations in the Corporation's name. He or she will have the general powers and duties of supervision and management usually vested in the office of president of a corporation. The President will be an ex officio shareholder of all the standing committees. He or she shall perform all other duties as the Board of Directors may assign from time to time.

Section 4.03      Secretary

The Secretary will give or cause to be given notice of all meetings of Shareholders and Directors and all other notices required by law or by these Bylaws. In the Secretary's absence, refusal, or neglect, the President may direct any person to give this notice. The Secretary must record all the Shareholder and Board of Director meeting proceedings in books provided for that purpose, and shall perform all other duties assigned by the Directors or the President. The Secretary will have charge of the transfer book for shares of the Corporation. The Secretary will have custody of the corporate seal, if any; will affix the seal to all instruments requiring it when authorized by the Board of Directors or the President; and will attest the fixing of the seal.

In general, the Secretary shall perform all the duties generally incident to the office of Secretary, subject to the control of the Board of Directors and the President.

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Section 4.04      Treasurer

The Treasurer will have custody of all the funds and securities of the Corporation, and he or she will keep full and accurate account of receipts and disbursements in books belonging to the Corporation. The Treasurer will deposit all moneys and other valuables in the name and to the credit of the Corporation in the depository or depositories designated by the Board of Directors.

The Treasurer will disburse the funds of the Corporation as ordered by the Board of Directors, taking proper vouchers for all disbursements. He or she will provide to the President and the Board of Directors, with or without specific request, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

The Treasurer will give the Corporation a bond, if required by the Board of Directors, in a sum, and with one or more sureties satisfactory to the Board of Directors, for the faithful performance of the duties of his or her office and for the restoration to the Corporation of all books, papers, vouchers, moneys, and other properties of any kind in his or her possession or under his or her control belonging to the Corporation if he or she is removed from office for any reason.

The Treasurer shall perform all the duties generally incident to the office of the Treasurer, subject to the control of the Board of Directors and the President.

Article Five

Capital Stock

Section 5.01      Issuance of Certificates of Stock

The certificates for shares of the stock of the Corporation must be in a form consistent with the Articles of Incorporation or its amendments, and as approved by the Board of Directors. All certificates must be signed by the President. All certificates for each class of stock will be consecutively numbered. The Secretary will enter the name of the person owning the shares issued and the holder's address in the Corporation's books. The Secretary will cancel all certificates surrendered to the Corporation for transfer and no new certificates representing the same number of shares may be issued until the former certificate or certificates for the same number of shares have been surrendered and cancelled. If a certificate of stock is lost or destroyed, the Secretary may issue a replacement certificate upon proof of the loss or destruction and, unless specifically waived by the President, give a satisfactory bond of indemnity not exceeding an amount double the value of the stock. Both the proof and bond must be in a form approved by the Corporation's general counsel and by the Transfer Agent of the Corporation and by the Registrar of the stock.

The Board of Directors may issue the number of shares of each class or series authorized by the Articles of Incorporation. The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed, or other securities of the Corporation. Before the Corporation issues shares, the Board of Directors must determine that the consideration for the shares to be issued is adequate. The Board of Directors will determine the terms upon which the rights, options, or warrants for the purchase of shares or other securities of the Corporation are issued and the terms, including the consideration, for which the shares or other securities are to be issued.

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Section 5.02      Transfer of Shares

Shares of the Corporation’s capital stock will be transferred on the corporate books only by the holder of the stock in person or by his or her attorney in fact. The capital stock certificates must be surrendered and cancelled in exchange for a like number of shares in accordance with these Bylaws.

Section 5.03      Registered Shareholders

The Corporation may treat the holder of record of any share or shares of stock as the holder in fact of those shares, and is not bound to recognize any equitable or other claim to or interest in those shares in the name of any other person even if the Corporation has notice of the claim or interest, except as specifically provided by Nevada law.

Section 5.04      Closing Transfer Books

The Board of Directors may fix the time—not more than 50 days before the date of any Shareholder meeting, date of any dividend payment, or date of any allotment of rights—during which time the books of the Corporation will be closed against stock transfers. In the alternative, the Directors may fix a date—not more than 50 days before the date of any Shareholder meeting, date of any dividend payment, or date of any allotment of rights—as a record date to determine the Shareholders entitled to receive notice of and to vote at any meeting or to receive any dividends or rights (as the case may be). Only Shareholders of record on those dates will be entitled to receive notice of and to vote at the meeting or to receive dividends or rights (as the case may be).

Section 5.05      Dividends

The Board of Directors may from time to time declare and direct the Corporation to pay dividends on its outstanding shares in the manner and upon the terms provided by law and by its Articles of Incorporation.

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Article Six

Corporate Seal

The Corporation will not have a corporate seal.

Article Seven

Bank Accounts and Loans

Section 7.01      Bank Accounts

The Board of Directors may from time to time authorize designated officers or agents of the Corporation to deposit any corporate funds in those banks or trust companies designated by the Board of Directors, or may delegate to those officers or agents the authority to designate banks or trust companies. The designated officers or agents may also withdraw any or all of the funds of the Corporation deposited in the bank or trust company upon checks, drafts, or other instruments or orders for the payment of money, drawn against the account or in the name or behalf of this Corporation and made or signed by those officers or agents. Each bank or trust company with which funds of the Corporation are deposited is authorized to accept, honor, cash, and pay—without limit as to amount-all checks, drafts, or other instruments or orders for the payment of money when drawn, made, or signed by officers or agents designated by the Board of Directors until the bank or trust company receives written notice revoking the authority of any officers or agents from the Board of Directors. The Board of Directors will certify from time to time to those banks or trust companies the signatures of the officers or agents of the Corporation authorized to draw against those accounts. If the Board of Directors fails to designate the persons by whom checks, drafts, and other instruments or orders for the payment of money will be signed, any checks, drafts, and other instruments or orders for the payment of money must be signed by the President and countersigned by the Secretary or Treasurer of the Corporation.

Either Ray Schiavone or Mark Bruno have full individual authority to open and utilize bank accounts.

Section 7.02      Loans

No loans may be contracted on behalf of the Corporation and no evidences of indebtedness may be issued in its name unless authorized by a resolution of the Board of Directors. The authority granted in the resolution may be general or confined to specific instances.

Section 7.03      Contracts

The Board of Directors may authorize any officer, agent, or agents of the Corporation to enter into any contract or to sign and deliver any instrument in the name of and on behalf of the Corporation. The authority granted by the Board of Directors may be general or confined to specific instances.

Article Eight

Reimbursements

If the Internal Revenue Service disallows in whole or in part any payments made to an officer or other employee of the Corporation such as salary, commission, interest or rent, or incurred entertainment expense as a deductible expense, the officer or employee must reimburse the Corporation for the amount to the full extent of its disallowance. The Board of Directors must enforce payment of each amount disallowed. Instead of payment by the officer or other employee, the Board of Directors may authorize proportionate amounts to be withheld from his or her future compensation until the amount owed to the Corporation has been recovered.

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Article Nine

Miscellaneous Provisions

Section 9.01      Fiscal Year

The first fiscal year of the Corporation will be determined by the filing of the first federal income tax return of the Corporation. Each fiscal year following the first fiscal year must end on the same date unless changed by resolution of the Board of Directors.

Section 9.02      Validity of Copies

Any person may rely on a copy of these Bylaws or any resolution of the Board of Directors that the Secretary certifies to be a true copy to the same effect as if it were an original.

Section 9.03      Singular and Plural; Gender

Unless the context requires otherwise, words denoting the singular may be construed as plural and words of the plural may be construed as denoting the singular. Words of one gender may be construed as denoting another gender as appropriate within the context. The word or used in a list of more than two items may function as both a conjunction and a disjunction as the context requires or permits.

Section 9.04      Resignation or Removal

The phrase resignation or removal means the voluntary or involuntary removal of a Director or officer, as the case may be, due to death, disability, removal by vote of the Shareholders or Directors (as the case may be), resignation, or refusal to act.

Section 9.05      Headings of Articles, Sections, and Subsections

The headings of Articles, Sections, and Subsections used within these Bylaws are included solely for the convenience and reference of the reader. They have no significance in the interpretation or construction of this Agreement.

Section 9.06      Notices

Unless otherwise stated, whenever Bylaws call for notice, the notice must be in writing and must be personally delivered with proof of delivery, or mailed postage prepaid by regular US mail, to the last known address of the party requiring notice. If delivery is made by US mail, notice is effective on the date mailed; in all other cases, notice is effective when delivery is made.

Section 9.07      Waiver of Notice

Whenever any notice is required to be given under these Bylaws, the Articles of Incorporation, or any law, a written waiver of the notice, signed by the person or persons entitled to receive notice, whether before or after the time stated therein, is equivalent to the giving of that notice.

Attending any meeting is a waiver of notice of the meeting except if the attendance is for the specific purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

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Article Ten

Amendments

The Board of Directors has the authority to amend, alter, or repeal these Bylaws, in whole or in part, and may from time to time make additional Bylaws. This action may be taken at any general or special meeting of the Board of Directors by a vote of the Directors. But if the action is to be taken at a special meeting, notice of the meeting must state that a purpose of the meeting will be to consider and act upon alterations, amendments, or repeal of the Bylaws.

Article Eleven

Indemnification

Section 11.01    Indemnifying Officers and Directors against Third-Party Lawsuits

The Corporation will indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending, or completed legal action-civil, criminal, administrative, or investigative—because he or she is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise. This indemnity is against expenses—including attorney fees, judgments, fines, and settlement amounts—actually paid and reasonably incurred by him or her in connection with the legal action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. This indemnity does not extend to an action by or in the right of the Corporation

The termination of any legal action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent will not of itself create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action, that he or she had reasonable cause to believe that the conduct was unlawful.

Section 11.02    Indemnifying Officers and Directors against Derivative Lawsuits

The Corporation will indemnify a person who was, is, or is threatened to be made a party to any threatened, pending, or completed legal action by or in the right of the Corporation to procure a judgment in its favor because he or she is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnity is against expenses-including attorney fees and settlement amounts-actually paid and reasonably incurred by him or her in connection with the defense or settlement of the legal action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation. But no indemnification will be made in respect of any claim, issue, or matter as to which the person was adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the court in which the legal action was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court determines proper.

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Section 11.03     Discretionary Indemnification of Employees

The Board of Directors of the Corporation may extend, on a case-by-case basis, the indemnification provided in Section 11.01 and Section 11.02 of this Article to any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed legal action because he or she is or was an employee or agent of the Corporation other than a Director or officer of the Corporation. Despite the foregoing, the Corporation will be obligated to indemnify against expenses, including attorney fees, actually and reasonably incurred by an employee or agent as a result of a legal action (described in Section 11.01 and Section 11.02 of this Article) to the extent the employee or agent has successfully defended the legal action on the merits or otherwise.

Section 11.04     Determining Indemnitee's Compliance with Standard of Conduct

Any indemnification under Section 11.01, Section 11.02, and Section 11.03 of this Article, unless ordered by a court, will be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the foregoing Sections. The determination will be made by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to the action, suit, or proceeding. If a quorum is not obtainable, or even if obtainable, if a quorum of disinterested Directors so directs, the determination will be made by independent legal counsel in a written opinion, or by the Shareholders.

Section 11.05     Advance Payment of Expenses

The Corporation may pay expenses incurred in defending a civil or criminal action against a Director, officer, employee, or agent in advance of the action's final disposition as authorized by the Board of Directors. In each specific case, the Corporation must have received an undertaking by or on behalf of the Director, officer, employee, or agent to repay the amount unless it is ultimately determined that he or she is entitled to be indemnified by the Corporation as authorized in this Article.

Section 11.06     Survival of Indemnification

The indemnification provided by this Article will continue as to a person who has ceased to be a Director, officer, employee, or agent and will inure to the benefit of the person's heirs, executors, and administrators. This indemnification is not exclusive of any other rights to which those seeking indemnification may be otherwise legally entitled.

Section 11.07      Insurance on Indemnitees

In order to satisfy its obligations under these Bylaws, the Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee, or agent of the Corporation and who is indemnified against liabilities under this Article.

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Section 11.08     Definitions

For the purpose of this Article, references to Corporation include all constituent corporations absorbed in a consolidation or merger and this Corporation. Any person who is or was a Director, officer, employee, or agent of a constituent corporation or is or was serving at the request of a constituent corporation, partnership, joint venture, trust, or other enterprise in one of those capacities will stand in the same position under this Article with respect to this Corporation as if he or she had served this Corporation in the same capacity.

For purposes of this Article:

other enterprise includes employee benefit plans;

fines includes any excise taxes assessed on a person with respect to an employee benefit plan; and

serving at the request of the Corporation includes any service as a Director, officer, employee, or agent of the Corporation that imposes duties on, or involves services by, the Director, officer, employee, or agent with respect to an employee benefit plan, its participants, or its beneficiaries.

A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan will be considered to have acted in a manner not opposed to the best interests of the Corporation as referred to in this Article.

The foregoing bylaws of Tahoe Capital Company are hereby adopted and approved as of the date below.

These Bylaws were adopted by an affirmative vote of the Board of Directors on this 2nd day of January, 2018

/s/ Ray Schiavone	/s/ Mark Bruno
Ray Schiavone, President	Mark Bruno, Treasurer

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